Exhibit 99.1

Santander agrees to sell its retail and commercial banking

franchise in Puerto Rico to FirstBank Puerto Rico for

approximately $1.1 billion

•	The sale includes Santander’s 27 bank branches on the island and total assets of $6.2 billion (€5.6.billion).

•	The transaction is expected to close in the middle of 2020, subject to regulatory approvals.

Boston/Madrid, October 21, 2019 - PRESS RELEASE

Santander today announces that it has agreed to sell its retail and commercial banking franchise in Puerto Rico, Santander Bancorp (the holding company that includes Banco Santander Puerto Rico), to FirstBank Puerto Rico, for a total consideration of approximately $1.1 billion (€1 billion) 1.

Banco Santander Puerto Rico is the fourth largest banking franchise on the Island with a deposit market share of c.8%. It has 27 branches and 1,000 employees, with total assets of $6.2 billion (€5.6 billion).

FirstBank Puerto Rico, which is headquartered in San Juan, is a strong, established and well-regarded bank on the Island. The combined business will offer customers the second largest branch network in Puerto Rico, with combined total assets in excess of $17 billion.

The consideration represents a 1.1x price to total book value, and the transaction is expected to close in the middle of 2020, subject to regulatory approvals. In the meantime Santander will continue to serve its customers as normal. Santander will maintain a presence on the Island, including through Santander Consumer USA, and a retained loan portfolio with a net valuation of $220 million.

Scott Powell, Chief Executive Officer of Santander Holdings USA, Inc. said, “We are pleased to reach this agreement with FirstBank Puerto Rico. FirstBank Puerto Rico shares our values and our commitment to customers, and the local communities. Once completed, the transaction will provide the combined FirstBank Puerto Rico and Santander Bancorp Puerto Rico the ability to offer a broad array of retail and business banking products and services, with the scale to compete through an enhanced branch network to the benefit of both banks’ current and future customers.”

The consummation of the transaction will lead to an increase in the Group’s CET1 capital of 5-6 basis points and immaterial impact on Santander Group attributable profit.

1 The purchase price, as of June 30, 2019, would comprise: $425 million (€380 million) a 17.5% premium on consolidated core tangible common equity of $362 million, plus $638 million (€570 million) of consolidated excess capital paid at par, and is subject to adjustment based on the consolidated balance sheet at closing.

Banco Santander (SAN SM, STD US, BNC LN) is a leading retail and commercial bank, founded in 1857 and headquartered in Spain. It has a meaningful presence in 10 core markets in Europe and the Americas, and is the largest bank in the euro zone by market capitalization. At the end of June 2019, Banco Santander had EUR 1.03 trillion in customer funds (deposits and mutual funds), 142 million customers, 13,000 branches and 200,000 employees. Banco Santander made underlying profit of EUR 4,045 million in the first half of 2019, an increase of 2% in constant euros compared to the same period last year.

Corporate Communications Ciudad Grupo Santander, edificio Arrecife, planta 2 28660 Boadilla del Monte (Madrid). Tel. +34 91 2895211 comunicacion@gruposantander.com www.santander.com - Twitter: @bancosantander	1

Santander Holdings USA, Inc. (SHUSA) is a wholly-owned subsidiary of Madrid-based Banco Santander, S.A. (NYSE: SAN) (Santander), one of the most respected banking groups in the world with more than 142 million customers in the U.K., Europe, Latin America and the U.S. As the intermediate holding company for Santander’s U.S. businesses, SHUSA includes five financial companies with more than 17,500 employees, 5.2 million customers and assets of over $144.8 billion. These include Santander Bank, N.A., one of the country’s largest retail and commercial banks by deposits; Santander Consumer USA Holdings Inc. (NYSE: SC), an auto finance and consumer lending company; Banco Santander International of Miami; Banco Santander Puerto Rico and Santander Securities LLC; and Santander Investment Securities Inc. For more information about Santander Bank, visit www.santanderbank.com.

Media Contacts:

Laurie Kight

Santander Bank

214-801-6455

laurie.kight@santander.us

Nancy Orlando

Santander Bank

617-757-5765

nancy.orlando@santander.us

Safe Harbor

This press release may contain “forward-looking statements” concerning Santander and SHUSA. The words or phrases “expect,” “anticipate,” “intend,” “look forward,” “should,” “would,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. Such statements are subject to known and unknown risks, uncertainties and contingencies that may cause actual results to differ materially from the expectations, intentions, beliefs, plans, estimates or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to the successful fulfillment or waiver of all closing conditions without unexpected delays or conditions; the successful closing of the transaction within the estimated timeframe; financial results during the period prior to signing; and other factors, risks and uncertainties, including those factors described in SHUSA’s Annual Report on Form 10-K, in its Quarterly Reports on Form 10-Q, in Santander’s Form 20-F, and in other filings that Santander and SHUSA make with the U.S. Securities and Exchange Commission. Santander and SHUSA do not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by applicable law.

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Corporate Communications Ciudad Grupo Santander, edificio Arrecife, planta 2 28660 Boadilla del Monte (Madrid). Tel. +34 91 2895211 comunicacion@gruposantander.com www.santander.com - Twitter: @bancosantander	2